Exhibit 10.4

AMENDED AND RESTATED AQUAMER, INC.
PRODUCT SUPPLY AGREEMENT

This PRODUCT SUPPLY AGREEMENT ("Agreement") effective as of March 31, 2006 (the "Effective Date") by and between Aquamer, Inc., Inc., a Delaware corporation, with offices at 237 Cedar Hill Street, Ste 4, Marlborough, MA 01752,  and Partners in Biomaterials, Inc., a California corporation, with offices at 466 West Arrow Highway, Suite H, San Dimas, California, 91773. Aquamer, Inc. and Partners in Biomaterials either individually or in the collective may be hereinafter referred to as a "Party" or the "Parties."

BACKGROUND

WHEREAS, Aquamer, Inc. has a need for and desires to purchase certain polymer Products (as defined herein) and Aquamer, Inc. desires to purchase its requirements of such Products from Partners in Biomaterials;

WHEREAS, the Parties have entered into a Product Supply Agreement as of  October 14, 1999 as amended on March 6, 2002, May 4, 2002, and October 19, 2005, all of which the Parties desire to replace and supercede in its entirety with this Agreement; and

WHEREAS, Partners in Biomaterials has acquired the right to manufacture, or have manufactured for it, and sell such polymer Products and desires to supply Aquamer, Inc. with its requirement for Products.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, the Parties agree as follows:

1.   DEFINITIONS

The following terms shall have the following meanings herein:

1.1  "CE Mark" shall mean "Certified for Export," indicating that the product may be exported to and marketed in the European Common Market (EEC).

1.2  "FDA" shall mean the US. Food and Drug Administration.

1.3  "GMP" shall mean Good Manufacturing Practices as established by FDA regulations.

1.4  "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

1.5     "PMA" shall mean FDA "PreMarket Approval" to market and sell products in the U.S.

1.6 "Products" shall mean the high water content hydrogel product based on poly-N-vinylpyrrolidone as claimed in U.S. Patents 5,116,371 and 5,713,960 attached hereto, and/or made a part hereof, of Exhibit C, and as set forth in Exhibit A attached hereto and described and made in accordance with the respective detailed Specification.

1.7   "Specifications" shall mean the technical and other specifications for the Products set forth in Exhibit A.

1.8   "Specified Use" shall mean the use of the Products in the fields of dermatology (for application of the Products in the epidermis, dermis, or subcutaneous fatty tissue),  urology, and  gastroenterology.

2.   OWNERSHIP

Each party shall retain ownership of all Intellectual Property Rights owned by it as of the Effective Date. Nothing in this Agreement shall be construed to convey any title or ownership interest in and to any Intellectual Property Rights owned by either party hereto.

3.   PRODUCT MANUFACTURE AND SALE

3.1   Purchase and Sale.  Subject to the terms and conditions of this Agreement, Partners in Biomaterials agrees to manufacture and sell to Aquamer, Inc. all Products ordered by Aquamer, Inc. during the term of this Agreement for the Specified Use.

3.2   Exclusive Supplier.  During the term of this Agreement, Partners in Biomaterials shall be the exclusive supplier of Products to Aquamer, Inc. for its worldwide sales. Notwithstanding the foregoing, if Partners in Biomaterials is unable to supply Aquamer, Inc.’s requirements for Products, Aquamer, Inc. shall, until such time as Partners in Biomaterials can reasonably demonstrate manufacturing capacity, financing (if needed), sources of raw materials and ability to meet Aquamer, Inc.’s reasonable delivery schedule, sufficient to meet Aquamer, Inc.’s requirements for Products, have the right to secure access to the Products or any components from any other non-affiliated source. In that event, Aquamer, Inc. shall contract with the other source to manufacture the Products sufficient to meet Aquamer, Inc.’s requirements for Products during the interim period.  At such time when Partners In Biomaterials demonstrates sufficient manufacturing capacity, financing (if needed), sources of raw materials and ability to meet Aquamer, Inc.’s reasonable delivery schedule, Aquamer, Inc. shall cease to purchase further products from the other source.

3.3    Regulatory Approvals.   Aquamer, Inc. shall be solely responsible for regulatory clearances deemed necessary by individual  countries or regulatory bodies. Partners in Biomaterials shall use its best efforts to provide technical information and physical test data as requested by Aquamer, Inc. in support of such efforts to the extent that such information and/or physical test data is readily available and/or can be made available without unreasonable effort or expense. In the event that any such information and/or physical test data is not readily available by Partners in Biomaterials for Aquamer, Inc., then any expense incurred by Partners in Biomaterials arising from Aquamer, Inc.’s request shall be paid for by Aquamer, Inc.

3.4   Approved Manufacturing Facility.   Partners in Biomaterials shall ensure that its manufacturing facilities conform to European Community (EC) and ISO standards requirements at such time as is required for the sale of product for the Specified Use bearing a CE Mark and/or a PMA approval.

3.5   Packaging Development.   Development and testing of packaging and procurement of containers for the Product shall be the responsibility of Aquamer, Inc.  Validation of the processes used to manufacture the Product in the packaging at Partners In Biomaterials shall be the responsibility of Partners In Biomaterials.

3.6   Orders.  Aquamer, Inc. may initiate purchases under this Agreement by submitting written purchase orders to Partners in Biomaterials at the address above, together with prepayment for one half of the Products ordered. All purchase orders shall contain: (a) purchase order number and date; (b) Product model number; (c) specification number and revision level; (d) part number and revision level; (e) quantity of Product(s) to be purchased; (f) shipping instructions; (g) specified delivery date; (h) destination and billing address (if different from address listed above); (i) the net unit price for the Product(s); and j) an authorized signature.

3.7   Acceptance.  Purchase orders shall be binding when accepted by Partners in Biomaterials. Partners in Biomaterials shall acknowledge each purchase order in writing within ten (10) business days of receipt. Within such ten (10) day period, Partners in Biomaterials may only reject an order which does not conform with the terms and conditions of this Agreement. Notice of rejection must be sent to Aquamer, Inc. by telex or fax, followed by registered letter. If an order is neither confirmed nor rejected by Partners in Biomaterials within ten (10) business days of receipt, it shall be deemed to have been accepted.

3.8   Delivery Date.  Unless otherwise agreed in writing by the Parties, Partners in Biomaterials shall deliver Products no later than five (5) days after the date specified in an accepted purchase order, provided Partners in Biomaterials receives such purchase order at least ninety  (90) days prior to the specified delivery date. If Partners in Biomaterials receives a purchase order less than ninety (90) days before the specified delivery date, Partners in Biomaterials shall use reasonable commercial efforts to deliver such Products on the specified delivery date.

3.9   Shipping.  All Products subject to this Agreement shall be packaged in accordance with the Specifications set forth in the attached Exhibit A. Partners in Biomaterials shall mark all shipping containers with necessary lifting, handling and shipping information, purchase order numbers, and date of shipment. An itemized packing list must accompany each shipment. Aquamer, Inc. will reimburse Partners in Biomaterials for all transportation, shipping and insurance expenses. In the event that Aquamer, Inc. requests special packaging or finishing for any order, as requested in writing in conjunction with the submission of a purchase order, Aquamer, Inc. shall pay the incremental cost for such special packaging or finishing; provided, however, Partners in Biomaterials agrees to pack any special documentation regarding the Products as may be requested by Aquamer, Inc., so long as such special documentation is readily available and/or can be made available without unreasonable effort or expense, at no additional charge. In the event that any such special documentation is not readily available by Partners in Biomaterials then any expenses incurred by Partners In Biomaterials arising from Aquamer, Inc.’s request shall be prepaid for by Aquamer, Inc..  Shipment will be F.O.B., Partners in Biomaterials’s plant. All shipping papers and/or invoices shall include the purchase order number and serial numbers of Products shipped.

3.10   Minimum Purchase.  Aquamer shall make minimum purchases of the Products of fifty thousand dollars ($50,000) in each calendar year.

3.11   Terms and Conditions.  This Agreement contains the terms and conditions which shall apply to all purchases of Products by Aquamer, Inc.. In ordering and delivering Products, Aquamer, Inc. and Partners in Biomaterials may use their standard forms but nothing in such forms shall amend or modify the terms of this Agreement. In case of conflict between such forms and this Agreement, the terms of this Agreement shall control.

4.    RESCHEDULING

4.1   Changes.  Aquamer, Inc. may delay delivery for up to sixty (60) days from the scheduled delivery date of a purchase order previously accepted by Partners in Biomaterials, provided Aquamer, Inc. provides Partners in Biomaterials notice at least thirty (30) days prior to the specified delivery date. Partners in Biomaterials will use reasonable commercial efforts to meet all rescheduled delivery dates.  Aquamer, Inc. may advance delivery of a shipment only by written agreement with Partners In Biomaterials based on the earlier availability of the Product.

4.2   Delayed Delivery.  Partners in Biomaterials shall promptly notify Aquamer, Inc. if any circumstance outside its reasonable control arises which could result in delivery of a Product after the specified delivery date of an accepted purchase order. If Aquamer, Inc. has not received Products for which Partners in Biomaterials accepted a purchase order within thirty (30) days following the specified delivery date, Aquamer, Inc. shall be entitled to cancel such order, in whole or part, without any obligation or liability to Partners in Biomaterials.

5.   PRICING

5.1   Product Prices.  The price for Products (unit = sterile 1cc syringe of hydrogel with labeling according to Aquamer, Inc. specifications) subject to this Agreement shall be those listed on attached Exhibit B. All prices are in United States dollars.

5.2    Price Adjustment.  The prices as set forth in Exhibit B shall be reviewed annually on a calendar year basis commencing January 1,  2007  and shall be adjusted to reflect the percentage increase or decrease during the preceding calendar year in the Consumer Price Index ("All Urban Consumers").  Notwithstanding anything contained herein to the contrary, any such adjustment for any given period shall not increase or decrease any price by more than two-and-one-half percent (2.5%). If during the term of this Agreement revised  prices are put into effect by Partners in Biomaterials, such revised  prices shall apply only to purchase orders received after such revised prices are put into effect by Partners in Biomaterials and in any event, shall be applied only to quantities ordered and shipped, on a pro-rata basis, in accordance with the attached Exhibit B.

5.3   Taxes.  All prices described herein are exclusive of federal, state and local excise, sales, use and similar taxes. Aquamer, Inc. shall be liable for and shall pay all applicable taxes invoiced by Partners in Biomaterials unless Aquamer, Inc. provides Partners in Biomaterials with a properly executed tax exemption certificate prior to delivery.

6.   PAYMENT

6.1   Payment. Partners in Biomaterials shall issue Aquamer, Inc. individual invoices for each Product shipment. Each such invoice shall separately list the price of each Product, taxes, transportation, shipping and insurance charges, and any special packaging or finishing charges. Prior to acceptance of an order by Partners in Biomaterials under paragraph 3.7, Aquamer, Inc. shall pay 50% of the total price of the order in advance and the balance  within forty five (45) days of the date of such invoice or the delivery date, whichever is later.

6.2   Payment Method. Aquamer, Inc. shall make payment to Partners in Biomaterials for Products by check or by wire transfer to an account specified by Partners in Biomaterials.

6.3   Overdue Payments. Payments more than thirty (30) days overdue will be subject to a service charge of one percent (1%) per month or the maximum amount allowed by law, whichever is less.

6.4   In the event that final payment for any shipment made to Aquamer, Inc. is more than 30 days overdue, Partners in Biomaterials shall have no obligation to fill subsequent orders placed by Aquamer, Inc., and Partners in Biomaterials shall have the right to apply prepayment moneys made for such subsequent orders to such overdue payments.

7.   FORECASTS

Within thirty (30) days following acceptance of the Product pursuant to Section 2.1, and on a quarterly basis thereafter, Aquamer, Inc. shall provide Partners in Biomaterials with a forecast of Aquamer, Inc.’s anticipated quarterly requirements of Products for the following twelve (12) month period commencing on the date of such forecast. It is understood that such forecast is not binding but Aquamer, Inc. shall use all reasonable efforts to make each forecast as accurate as possible, particularly as it pertains to the six (6) months immediately following the date of such forecast.

8.   PRODUCT QUALITY

8.1  Quality Assurance Program. Partners in Biomaterials agrees to assure the quality level of Products through the use of a formal quality assurance program reasonably acceptable to Aquamer, Inc. Such program shall require Partners in Biomaterials to prepare and maintain written records sufficient to enable Aquamer, Inc. to trace the history of each Product. Pursuant to such program, Partners in Biomaterials shall place lot numbers on all Products to enable the identification and tracing of Products. During the term of the Agreement, Aquamer, Inc. shall have the right to audit such quality assurance program together with the manufacturing and storage of Products, at its expense, during regular business hours upon forty-eight (48) hours advance notice to Partners in Biomaterials.

8.2  Inspection. Partners in Biomaterials shall conduct a final inspection and quality control test on each Product prior to shipment to verify that such Products meet and conform with the Specifications. Each shipment of Products shall be accompanied by a quality assurance analytical data sheet (the "Quality Assurance Data Sheet").

8.3  Acceptance by Aquamer, Inc. In accordance with Section 8.1, no inspection or test made prior to final inspection and acceptance at Aquamer, Inc.’s facility shall relieve Partners in Biomaterials of responsibility for defects or other failure to supply Products that conform to the Specification or respective purchase order. Final inspection and acceptance shall be at Aquamer, Inc.’s facility, and shall be performed within a reasonable time, and in any event within the specified payment period as detailed in Section 6.1.

8.4  Latent Defects. It is understood that Products may have defects which would not be discoverable upon reasonable physical inspection or testing (the "Latent Defects"). As soon as either Aquamer, Inc. or Partners in Biomaterials becomes aware of a Latent Defect in any Product it shall immediately notify the other Party and, at either Party’s election, such Products shall be deemed non-conforming to the Specifications and rejected as of the date of such notice unless such defects resulted from additional processing after shipment from Partners in Biomaterials, from improper storage, handling or use by Aquamer, Inc. or from normal wear and tear or improper, unqualified or unauthorized repair of the products.

9.   REGULATORY AFFAIRS AND FDA APPROVAL

9.1   General.  Each party agrees to conduct its activities pursuant to this Agreement in accordance with United States and/or international regulatory laws, as may be applicable, as applied to clinical trial protocols, device commercialization and the protection of patient health, welfare, and safety, and any other governmental restrictions.

9.2   Notification.  Each party agrees to notify the other party in a timely manner of any adverse event, technical or clinical, which may involve a Product. Aquamer, Inc. agrees to monitor the use of the Products in accordance with United States and/or international regulatory laws, and in a manner to ensure adequate and timely data collection in order to identify, quantify and correct any anticipated or unanticipated adverse events. In the event that either Party determines a recall is necessary, both Parties will cooperate fully with each other and any governmental entity required in effecting the recall.

9.3  Regulatory Inquiries.  Each Party agrees to notify the other in the event of any United States or international regulatory inspection, notification or communication which may involve the Products. Each Party shall cooperate fully with the other Party in responding to United States or any international regulatory queries regarding the Products for or about the Specified Use.

9.4  During the term of the Agreement, Aquamer, Inc. shall provide to Partners in Biomaterials within 30 days after written request all test data provided to any and all regulatory agencies worldwide, including the FDA, and all correspondence to and from such regulatory agencies regarding the Product in all licensed fields.  Partners in Biomaterials are free to disclose and/or use such data for any purpose during the term of this agreement provided such information is not used in the fields of dermatology, urology, and gastroenology during the term of this Agreement.

10.   PRODUCT WARRANTY

10.1  Express Warranty.  Partners in Biomaterials hereby warrants to Aquamer, Inc. that:

(a)  on the date of shipment, all Products sold by Partners in Biomaterials to Aquamer, Inc. hereunder will comply with the Specifications for such Products as set forth in Exhibit A and any further specifications, standards and/or criteria agreed upon by both Parties in writing, conform fully with the Quality Assurance Data Sheet provided for the particular lot of Products according to Section 8.2 hereof, and do not contain previously identified Latent Defects;

(b)  Products purchased hereunder shall meet the requirements of paragraph 10.1(a) throughout the "shelf life" then specified on the Products labels;

(c)   all of the Products sold hereunder as approved Products, as evidenced by a CE Mark or PMA approval, shall have been manufactured, packaged and stored in conformance with all applicable current GMP which are in force by the FDA or any successor agency thereto at the time of manufacture; and

(d)  title to all Products sold hereunder shall pass to Aquamer, Inc. as provided herein free and clear of any security interest, lien, or other encumbrance upon payment in full.

(e)   Partners in Biomaterials makes no warranties whatsoever that the Licensed Products can be safely and effectively used in any particular application.

10.2   Effect of Warranty.

(a)   If any Products purchased hereunder do not meet the warranties specified herein, Aquamer, Inc. may, at its option (i) require Partners in Biomaterials to replace or correct at no cost to Aquamer, Inc. any defective or nonconforming Products, (ii) return any nonconforming Products to Partners in Biomaterials at Partners in Biomaterials’s expense and recover from Partners in Biomaterials a refund for the defective product.

(b)  Waiver by Aquamer, Inc. of any specification requirement in writing for one or more items shall not constitute a waiver of such requirements for remaining items unless expressly agreed by Aquamer, Inc. in writing.

10.3   Exclusions.  The express warranties set forth in Section 10.1 above shall not apply to defects to a Product which result from additional processing after shipment from Partners In Biomaterials; from improper storage, handling, or use by and from normal wear and tear or improper, unqualified or unauthorized repair of Products.

10.4   Disclaimer.  EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, PARTNERS IN BIOMATERIALS MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT, AND PARTNERS IN BIOMATERIALS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.5   Returns.   Subject to Section 10.2 above, Aquamer, Inc. may send Products with defects covered by the foregoing warranties to Partners in Biomaterials at an address specified by Partners in Biomaterials from time to time. Aquamer, Inc. shall request authorization from Partners in Biomaterials prior to the return of each defective Product for replacement by Partners in Biomaterials. Upon such request, Partners in Biomaterials shall provide Aquamer, Inc. with a Material Return Authorization (MIRA) tracer number to be prominently displayed on the shipping container for the defective Product. Once Partners in Biomaterials authorizes the return of any defective Product, Aquamer, Inc. shall ship such Product, freight prepaid, in its original shipping container or in a container of equivalent protective constitution.

11.   CONFIDENTIALITY

11.1   General.  Partners in Biomaterials and Aquamer, Inc. shall each hold in confidence and not disclose to any third party during the term of this Agreement and for a period of five (5) years thereafter, unless authorized in advance in writing any product, technical, manufacturing, process, marketing, financial, business or other intonation, ideas, or know-how delivered by the other party and identified in writing as confidential or oral information disclosed by one party to another pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and within thirty (30) days after its oral disclosure is reduced to a written summary by the disclosing party, which summary is marked in a manner to indicate its confidential nature and delivered to the receiving party (collectively "Confidential Information").

11.2    Each party agrees that it will not use any Confidential Information received from the other except for the purposes of this Agreement.

11.3    Each party shall immediately advise the disclosing party of any disclosure, loss or use of Confidential Information in violation of this Agreement.

11.4    Protection of Confidential Information. Each party shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, use or removal of such Confidential Information and shall not disclose Confidential Information received from the disclosing party to any third party except its affiliates and sublicensees, and then only as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own proprietary information to prevent the disclosure of Confidential Information.

11.5    Public Disclosures. Each party shall provide to the other party copies of any proposed publication or abstract reporting on the Patent Rights prior to submission of such documents. Proposed publications shall be supplied at least sixty (60) days in advance of submission to a journal, editor or other third party, and proposed abstracts at least thirty (30) days prior to such submission in either case unless such submission is not reasonably practicable and disclosure is required by law or regulation, in which case, as soon as reasonably possible.  In addition, the topic and contents of any proposed oral disclosures regarding the Patent Rights which will be made to third persons by either party shall be disclosed in writing to the other party at least thirty days prior to any proposed oral presentation. The other party shall have thirty (30) days after receipt of such proposed publications and disclosures to review them. At either party’s request, the other party will delay submitting abstracts or manuscripts or making public presentations for up to thirty (30) days to allow for the filing of patent applications. Each party agrees that it will honor the other party’s reasonable requests to remove or modify the Confidential Information included in any such proposed public disclosure.

11.6    Exceptions. Notwithstanding the above, Confidential Information shall not include information which: (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure, as shown by written records; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without the use of or reliance on any Confidential Information, as shown by written records prepared contemporaneously with such independent development; (v) becomes known to the receiving party from a third party without any obligation of confidentiality to the disclosing party; (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide reasonable advance notice thereof to enable the owner to seek a protective order or otherwise prevent such disclosure; or (vii) is disclosed to attorneys, accountants or other advisors to such Party, or banks, or another financing source (or their advisors) or in connection with a merger, acquisition or securities offering, subject to a non-disclosure agreement.

12.   LIMITATION OF LIABILITY

EXCEPT FOR ANY DAMAGES ARISING OUT OF A BREACH BY EITHER PARTY OF SECTION 11, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT EXCEED THE AMOUNTS RECEIVED BY PARTNERS IN BIOMATERIALS HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.   REPRESENTATIONS AND WARRANTIES

13.1  Aquamer, Inc. represents and warrants on a continuing basis that: (i) it has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, (ii) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iv) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Products in the field of dermatology, urology, and gastroenterology.

13.2   Partners in Biomaterials represents and warrants on a continuing basis that: (i) it owns U.S. Patent Nos. 5,116,371 and 5,713,960 which cover the Products, (ii) Partners in Biomaterials developed its method of manufacturing the Products wholly on its own and did not use any trade secret technology of third parties, (iii) Partners in Biomaterials has the right to provide the Products free and clear of any lien, encumbrance or security interest, (iv) Partners in Biomaterials has the right to enter this Agreement, is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (v) has the power and authority, to execute and deliver this Agreement and to perform its obligations hereunder, (vi) it has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, and (vii) it has to and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which Partners in Biomaterials is a party.

13.3   Each signator to this Agreement personally warrants that he or she is authorized by his or her respective party to execute this Agreement.

13.4   Effect of Representations and Warranties.  It is understood that if the representations and warranties under this Article 14 are not true and accurate at any time during the term of the Agreement and the nonbreaching party (i.e., Partners in Biomaterials or Aquamer, Inc., as the case may be) incurs any liabilities, costs or other expenses as a result of such falsity, the breaching party  shall indemnify and hold harmless the other party and its affiliates for any such liabilities, costs or expenses incurred to the limit stated in Section 12.

14. TERM AND TERMINATION

14.1   Term.  This Agreement shall commence on the Effective Date and shall have a term of twenty-five (25) years unless terminated earlier as provided herein; provided, however, if Aquamer, Inc. does not receive FDA approval for the sale of the Product within four (4) years of the Effective Date of the Agreement, the Agreement shall automatically be extended for one additional two (2) year period.

14.2   Termination for Cause.  Either party may, without penalty, terminate this Agreement or cancel any purchase order or portion thereof effective upon written notice to the other party in the event of one of the following events:

(a)   The other party materially breaches this Agreement, including, without limitation, by failing to deliver conforming Products on the requested delivery dates set forth on Aquamer, Inc.’s purchase orders, and such breach remains uncured for thirty (30) days following written notice of breach by the nonbreaching party, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice; provided, however, that in the event Partners in Biomaterials, Inc. makes more than one late delivery in a six (6) month period, Aquamer, Inc. shall have the right to procure Products from third parties for a period of one year;

(b)   non-payment of invoices for greater than 120 days

(c   inability to produce Product in a facility which complies with ISO/FDA requirements pursuant to a written notice from ISO or the FDA

(d)   A petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the other party’s assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days.

14.3  Permissive Termination.

(a)   Partners may terminate this agreement by giving twelve (12) months written notice to Aquamer.

(b)   Aquamer may, within the first nine (9) months of the notice period set forth in Par. 14.3(a), purchase a written description of the process and a non-exclusive worldwide and perpetual license to use the process and and manufacture the product, upon a payment of eighty thousand dollars ($80,000.00).

14.4   Effect of Termination or Expiration.

(a)   In the event of a termination or expiration of this Agreement the provisions of this Agreement shall continue to apply to all purchase orders accepted by Partners in Biomaterials prior to the effective date of such termination or expiration. Termination or expiration of this Agreement shall not relieve or release either party from making payments which obligation has accrued prior to such termination.

 (b)  In the event of the default by either Party, the non-defaulting party may take any reasonable steps which the non-defaulting party deems appropriate and which are authorized by law or this Agreement to obtain the benefit of its bargain pursuant to this Agreement in addition to or in lieu of the termination procedure set forth in this Paragraph.

14.5   Survival.  Sections 6, 10, 11, 13, 14, 15, and 16 shall survive the termination of this Agreement for any reason.

15.   DISPUTE RESOLUTION

If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  Such meeting shall occur within twenty (20) days of a party requesting such meeting.  Partners in Biomaterials and Aquamer, Inc. agree that any dispute or controversy between the parties hereto arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction performance or breach thereof, shall be finally settled by binding arbitration in Los Angeles, California, United States of America, under the then-current Licensing Agreement Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The rules of discovery determined by the arbitrator shall apply thereto. The parties agree that judgment upon the decision and/or award rendered by the decision may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert fees.

16.   MISCELLANEOUS

16.1   Independent Contractors.  The relationship of Partners in Biomaterials and Aquamer, Inc. established by this Agreement is that of independent contractors, and nothing contained in the Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

16.2   No Restriction on Competition.  Notwithstanding any provision within this Agreement, nothing herein contained shall be interpreted so as to limit the rights of the Parties in the development, manufacture or sale of any other product(s) which may directly or indirectly compete with the Products, the Specified Use, or any other product or application of either Party.

16.3   Governing Law.  This Agreement shall be governed by the laws of California, without reference to principles of conflicts of laws.

16.4   Compliance with Laws.  Both Parties shall perform this Agreement in compliance with all applicable federal, state and local laws, rules and regulations. Each party shall indemnify the other party for loss or damage sustained because of the first party’s noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by the first party during the term of this Agreement or any extensions hereof to enable the first party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

16.5   Aquamer, Inc. Trademarks.  Aquamer, Inc., in its sole discretion, may select the trademarks, trade names and trade dresses to be used in connection with each Product and all such trademarks, trade names and trade dresses shall be and become the exclusive property of Aquamer, Inc.. Partners in Biomaterials shall not adopt any trademark, trade name or trade dress that may be confusingly similar therewith. Partners in Biomaterials shall acquire no interest or rights in and to any trademarks, trade names and trade dresses selected or used by Aquamer, Inc.. Aquamer, Inc. shall have the right to remove any Partners in Biomaterials trademarks incorporated or marked on, or fixed to the Products.

16.6   No Use of Names.  Neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party.

16.7   Force Majeure.  Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, or by the public enemy or other causes reasonably beyond such party’s control and without such party’s fault or negligence.

16.8   Notices.  All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid, (registered or certified) to the party to receive the notice at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing. All such notices shall be effective upon receipt.

16.9   Assignment.  The Parties shall not assign, to any unaffiliated entity or person, any of their rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.10  Severability.  If any provision(s) of this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision.

16.11   Modification: Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

16.12   Entire Agreement.  This Agreement and the exhibits hereto represent and constitute the entire agreement between the Parties and supersede all prior agreements, amendment and understandings with respect to the matters covered by this Agreement.

AQUAMER, INC.                                                       PARTNERS IN BIOMATERIALS, INC

By:             /s/ Edwin A. Reilly                                                By:       /s/ Robert Ainpour

Print Name:  Edwin A. Reilly                                                  Print Name:  Robert Ainpour

Title:   President                                                                      By:       /s/ James Christensen

                                                                                              Print Name:  James Christensen

EXHIBIT A

DESCRIPTION OF PRODUCT

         The polymeric material is a hydrogel comprising of a copolymer of three chemicals; I) polyvinylpyrrolidinone (PVP), ii) a derivative of PVP, and iii) an acrylic.  The polymer formulation is also derived by the addition of an initiator and a cross-linker.  Physicial properties include percent water content greater than 90%, pH between 6.5 and 8.5 and viscosity less than 500 cps at 1000 sec-1.

EXHIBIT B

COMMERCIAL PRODUCT PRICING SCHEDULE